For Immediate Release April 17, 2008	Contact: Jim Gattoni Landstar System, Inc. www.landstar.com 904-398-9400
LANDSTAR SYSTEM REPORTS 18 PERCENT INCREASE IN
EARNINGS PER DILUTED SHARE
Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported revenue in the 2008 first quarter increased approximately 6 percent to $609 million compared to $577 million for the 2007 first quarter. Net income for the thirteen-week period ended March 29, 2008 was $23.7 million, or $0.45 per diluted share, compared to net income of $21.6 million, or $0.38 per diluted share, for the thirteen-week period ended March 31, 2007.
Revenue hauled by BCO Independent Contractors in the first quarter of 2008 was $324.8 million, or 54 percent of transportation logistics revenue, compared to $320.5 million, or 57 percent of transportation logistics revenue, in the 2007 first quarter. Moreover, in the first quarters of 2008 and 2007, the Company invoiced customers $57.8 million and $34.7 million, respectively, in fuel surcharges that were passed on 100 percent to BCO Independent Contractors and excluded from revenue. Revenue hauled by third-party truck brokerage carriers was $228.6 million, or 38 percent of transportation logistics revenue, in the 2008 first quarter compared to $205.9 million, or 36 percent of transportation logistics revenue, in the 2007 first quarter. Revenue hauled by rail, air, and ocean cargo carriers was $45.8 million or 8 percent of transportation logistics revenue, in the 2008 first quarter compared to $37.6 million, or 7 percent of transportation logistics revenue, in the 2007 first quarter.
As of the first quarter of 2008, the Company revised the format of its financial statement segment reporting presentation to consolidate from three segments (carrier, global logistics and insurance) to two segments (transportation logistics and insurance). This

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change in segment reporting reflects increased centralization and consolidation of the administrative and sales functions across all of the Company’s operating subsidiaries and the increased similarity of the services provided by the operations of the Company’s various operating subsidiaries, primarily with respect to truck brokerage services. As a result of this change in presentation, the revenue and operating results formerly reported in the carrier and global logistics segments, together with corporate overhead which was formerly included as “other” in the segment information, have been consolidated into the transportation logistics segment. This change in segment reporting has no impact on reporting with respect to the Company’s insurance segment.
Landstar System, Inc. announced that its Board of Directors has declared a quarterly dividend of $0.0375 per share. The dividend is payable on May 30, 2008 to stockholders of record at the close of business on May 9, 2008. It is the intention of the Board of Directors to continue to pay a quarterly dividend.
“I am pleased with the Company’s 2008 first quarter performance,” said Landstar President and Chief Executive Officer Henry Gerkens. “Despite a continuing weak freight environment, Landstar continued to increase its revenue. Consolidated revenue in the 2008 first quarter increased approximately 6 percent over the 2007 first quarter, as revenue hauled by truck brokerage carriers increased 11 percent, revenue hauled by rail carriers increased 25 percent and revenue hauled by ocean cargo carriers increased 41 percent. Landstar also improved its operating margin to 6.7 percent in the 2008 first quarter compared to 6.4 percent in the 2007 first quarter. Landstar’s solid results are directly attributable to sound execution and its unique non asset based business model.”
“Additionally, Landstar continues to generate outstanding returns. Trailing twelve month return on average shareholders’ equity remained high at 53 percent and trailing twelve month return on invested capital, net income divided by the sum of average equity plus average debt, was 33 percent. During the 2008 first quarter, the Company reduced debt by $17 million and increased cash and short-term investments by $21 million, ending the quarter with $105 million in cash and short-term investments. As of March 29, 2008, there were 734,400 shares of the Company’s common stock available for purchase by the Company under its most recently authorized share purchase program.”

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Gerkens continued, “I anticipate the second quarter of 2008 to be similar to that of the 2008 first quarter. As such, I would anticipate revenue for the second quarter of 2008 as compared to the second quarter of 2007 to increase in the mid to upper single digits. Based upon the above revenue forecast, I would anticipate Landstar’s earnings for the 2008 second quarter to be within a range of $0.51 to $0.57 per diluted share.”
Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 2 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s First Quarter 2008 Earnings Release Conference Call.”
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing claims; dependence on independent sales agents; dependence on third party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2007 fiscal year, described in Item 1A Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward- looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

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About Landstar:
Landstar System, Inc. delivers safe, specialized transportation and logistics services to a broad range of customers worldwide. The Company identifies and fulfills shippers’ needs through the coordination of individual businesses comprised of independent sales agents and third-party transportation and logistics capacity providers. Through its operating subsidiaries, Landstar delivers excellence in complete transportation logistics services and solutions. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.
(Tables follow)

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Landstar System, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	March 29,	March 31,
	2008	2007
Revenue	$608,828	$576,649
Investment income	1,096	1,740

Costs and expenses:
Purchased transportation	465,029	434,058
Commissions to agents	46,814	46,632
Other operating costs	6,584	5,506
Insurance and claims	9,521	17,540
Selling, general and administrative	35,857	33,165
Depreciation and amortization	5,130	4,617

Total costs and expenses	568,935	541,518

Operating income	40,989	36,871
Interest and debt expense	2,142	1,592

Income before income taxes	38,847	35,279
Income taxes	15,104	13,675

Net income	$23,743	$21,604

Earnings per common share	$0.45	$0.39

Diluted earnings per share	$0.45	$0.38

Average number of shares outstanding:
Earnings per common share	52,601,000	55,926,000

Diluted earnings per share	53,003,000	56,470,000

Dividends paid per common share	$0.0375	$0.0300

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Landstar System, Inc.
Selected Segment Information
(Dollars in thousands)
(Unaudited)

	Thirteen Weeks Ended
	March 29,	March 31,
	2008	2007
Revenue

Transportation logistics segment	$599,600	$567,439
Insurance segment	9,228	9,210

Revenue	$608,828	$576,649

Operating Income

Transportation logistics segment	$32,386	$33,512
Insurance segment	8,603	3,359

Operating income	$40,989	$36,871

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Landstar System, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	March 29,	Dec. 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$80,980	$60,750
Short-term investments	24,046	22,921
Trade accounts receivable, less allowance of $4,264 and $4,469	303,588	310,258
Other receivables, including advances to independent contractors, less allowance of $4,987 and $4,792	19,896	11,170
Deferred income taxes and other current assets	17,252	28,554

Total current assets	445,762	433,653

Operating property, less accumulated depreciation and amortization of $93,254 and $88,284	128,291	132,369
Goodwill	31,134	31,134
Other assets	33,010	31,845

Total assets	$638,197	$629,001

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$27,211	$25,769
Accounts payable	110,980	117,122
Current maturities of long-term debt	23,525	23,155
Insurance claims	27,705	28,163
Accrued income taxes	15,278	14,865
Other current liabilities	41,239	40,501

Total current liabilities	245,938	249,575

Long-term debt, excluding current maturities	124,172	141,598
Insurance claims	36,458	37,631
Deferred income taxes	21,063	19,411

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 65,856,787 and 65,630,383 shares	659	656
Additional paid-in capital	140,590	132,788
Retained earnings	623,308	601,537
Cost of 13,121,109 shares of common stock in treasury	(554,252)	(554,252)
Accumulated other comprehensive income	261	57

Total shareholders’ equity	210,566	180,786

Total liabilities and shareholders’ equity	$638,197	$629,001

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Landstar System, Inc.
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended
	March 29,	March 31,
	2008	2007
Revenue generated through (in thousands):

Business Capacity Owners (1)	$324,804	$320,533
Truck Brokerage Carriers	228,633	205,897
Rail intermodal	33,789	26,971
Ocean carriers	8,434	5,970
Air carriers	3,589	4,615
Other (2)	9,579	12,663

	$608,828	$576,649

Number of loads:

Business Capacity Owners (1)	203,200	205,600
Truck Brokerage Carriers	142,030	137,820
Rail intermodal	14,980	12,100
Ocean carriers	1,250	1,040
Air carriers	1,990	3,280

	363,450	359,840

Revenue per load:

Business Capacity Owners (1)	$1,598	$1,559
Truck Brokerage Carriers	1,610	1,494
Rail intermodal	2,256	2,229
Ocean carriers	6,747	5,740
Air carriers	1,804	1,407

	March 29,	March 31,
	2008	2007
Truck Capacity

Business Capacity Owners (1)(3)	8,277	8,510

Truck Brokerage Carriers:
Approved and active (4)	15,820	14,784
Approved	9,515	8,758

	25,335	23,542

Total available truck capacity providers	33,612	32,052

Agent Locations	1,375	1,338

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes premium revenue generated by the insurance segment, warehousing revenue generated by the Transportation Logistics segment and revenue derived from transportation services provided in support of disaster relief efforts provided primarily under a contract between Landstar Express America, Inc. and the United States Department of Transportation/ Federal Aviation Administration.

(3)	Trucks provided by Business Capacity Owners were 8,856 and 9,158 at March 29, 2008 and March 31, 2007, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.